Exhibit 99.2

OFFER TO REPURCHASE SHARES

Steben Select Multi-Strategy Master Fund

Regular Mail	Overnight Mail
Steben Select Multi-Strategy Master Fund	Steben Select Multi-Strategy Master Fund
c/o U.S. Bancorp Fund Services, LLC	c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701	615 E. Michigan Street, 3rd Floor
Milwaukee, WI 53201-0701	Milwaukee, WI 53202

Offer to Repurchase up to 100% of the

Outstanding Shares (“Shares”)

Dated March 4, 2019

The Offer and Withdrawal Rights Will Expire at

5:00 p.m., Eastern Time, on March 29, 2019,

Unless the Offer is Extended

Important Dates Related to this Offer:

Date	Name of Date	Definition
March 4, 2019	Commencement Date	the date as of which the Offer of Repurchase of Shares commenced
March 29, 2019	Notice Date	the deadline by which you must properly notify the Fund in writing if you wish to tender Shares for repurchase (unless extended by the Fund to a later date subsequently designated by the Fund)*
March 29, 2019	Expiration Date	the deadline by which, if you previously provided proper written notice to the Fund of your desire to tender Shares, you may properly notify the Fund of your desire to withdraw such tender request*
March 31, 2019	Repurchase Valuation Date

the date as of which the net asset value of the Shares is calculated (which will generally occur quarterly as of each March 31, June 30, September 30 and December 31, or if any such date is not a business day, as of the immediately preceding business day), unless extended by the Fund to a later date subsequently designated by the Fund*

(in the event of any extension, the Repurchase Valuation Date will be the last business day of the month immediately following the month in which the Expiration Date occurs)

April 29, 2019	Acceptance Date	the date which is 40 business days after the Commencement Date (after which, if the Fund has not yet accepted your tender of Shares, you have the right to withdraw your tender)

*	In the event of any extension of time during which the Offer is pending, you will be properly notified in writing by the Fund in accordance with the terms set forth later in this document. Because the Fund does not presently anticipate authorizing any such extension, the Fund strongly recommends that you make any decisions with respect to this Offer based on the dates specified in the table above.

To the Shareholders of Steben Select Multi-Strategy Master Fund:

On March 4, 2019, the Board of Trustees of Steben Select Multi-Strategy Master Fund (the “Fund”) (the “Board of Trustees”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof. The Board of Trustees determined that the Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to shareholders of the Fund (the “Shareholders”) because certain of the investments of the Fund may be subject to liquidity restrictions. Accordingly, it is anticipated that the Fund may be required to hold certain of its assets for a few months, in which case the liquidation of the Fund may correspondingly be delayed. The Fund is making the offer in order to provide shareholders with an opportunity to have their shares repurchased as soon as practicable without having to wait for the final liquidation and dissolution of the Fund. Following the Repurchase Valuation Date (as defined above), the Fund does not intend to make any further offers to purchase shares. Shareholders who do not participate in the offer will have no liquidity until the final liquidation and dissolution of the Fund. Although Steben & Company, Inc. (the “Adviser”) intends to liquidate the underlying investments of the Fund, certain investments may not be liquidated for an extended period of time. As a result, shareholders who do not participate in the offer will be exposed to the investment return (whether positive or negative) of a possibly limited portfolio and the performance of the Fund may be increasingly volatile.

Following the expiration of the Offer, the Fund intends promptly to deregister under the Investment Company Act of 1940, as amended (the “1940 Act), and to operate as a private investment fund during the remainder of the liquidation and dissolution process. Accordingly, after that time the Fund will not be subject to the restrictions and requirements of the 1940 Act and the rules thereunder. Although the Fund is offering to purchase shares in an amount up to the full net asset value of the Fund, as set out below, the Fund’s privately offered feeder fund does not intend to tender any of its interests in the Fund, and is expected to remain shareholder of the Fund until the conclusion of the liquidation process. As a result, the remaining shareholder will be subject to any gains or any losses in the Fund’s portfolio during liquidation.

The Fund, a Delaware statutory trust (the “Fund”), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the “Offer”), Shares in an amount up to the full net asset value of the Fund, as of March 31, 2019. As of January 31, 2019 the full net asset value of the Fund was $9.4009. That value will likely change when the Fund’s net asset value is calculated as of March 31, 2019 and accordingly, the final offer amount may be more or less than $9.4009. (As used in this Offer, the term “Share” or “Shares” as the context requires, shall refer to the shares of beneficial interest in the Fund and portions thereof representing beneficial interests in the Fund and includes all of a Shareholder’s Shares). This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability.

Shareholders should realize that the value of the Shares tendered in this Offer likely will change between January 31, 2019 (the last time net asset value was calculated) and March 31, 2019, when the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through March 31, 2019, the Repurchase Valuation Date of the Offer when the net asset value of their Shares is calculated. Any tendering Shareholder wishing to obtain the estimated net asset value of its Shares should contact the Fund at Steben Select Multi-Strategy Master Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701 or Steben’s Investor Services account representatives at 800.726.3400, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

Shareholders desiring to tender all of their Shares in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in Section 4, below.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

Important

None of the Fund, Steben & Company, Inc. (in its capacity as the Fund’s investment manager, the “Adviser”), and the Fund’s Board of Trustees (the “Board of Trustees”) urge all Shareholders to carefully consider the Offer on the basis of the above considerations and recommend that they participate in the Offer if they would like to liquidate their investment in the Fund at the present time and do not wish to wait an indeterminate amount of time for the final liquidation and dissolution of the Fund.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund at:

Steben Select Multi-Strategy Master Fund
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701

Milwaukee, WI 53201-0701
Telephone: 800.726.3400

Website: www.steben.com

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

TABLE OF CONTENTS

1.	SUMMARY TERM SHEET	5

2.	BACKGROUND AND PURPOSE OF THE OFFER	6

3.	OFFER TO REPURCHASE AND PRICE	7

4.	AMOUNT OF TENDER	7

5.	PROCEDURE FOR TENDERS	7

6.	WITHDRAWAL RIGHTS	8

7.	REPURCHASES AND PAYMENT	8

8.	CERTAIN CONDITIONS OF THE OFFER	9

9.	CERTAIN INFORMATION ABOUT THE FUND	9

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES	10

11.	MISCELLANEOUS	12

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning this Offer. For a full understanding of the Offer and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Repurchase and the related Letter of Transmittal. Section references are to this Offer to Repurchase.

●	On March 4, 2019, the Board of Trustees of Steben Select Multi-Strategy Master Fund (hereinafter “we” or the “Fund”) (“Board of Trustees”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof. The Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to Shareholders because certain of the Fund’s investments may be subject to liquidity restrictions. Accordingly, it is anticipated that the Fund may be required to hold certain of its assets for an extended period, in which case the liquidation of the Fund may correspondingly be delayed. The Fund is making the Offer in order to provide Shareholders with an opportunity to have their Shares (as defined below) repurchased as soon as practicable without having to wait for the final liquidation and dissolution of the Fund. Following the Repurchase Valuation Date (as defined below), the Fund does not intend to make any further offers to purchase Shares. Shareholders who do not participate in the Offer will have no liquidity until the final liquidation and dissolution of the Fund. Although the Adviser intends to liquidate the underlying investments of the Fund as promptly as practicable, certain investments may not be liquidated for an extended period of time. As a result, Shareholders who do not participate in the Offer will be exposed to the investment return (positive or negative) of a possibly limited portfolio and the performance of the Fund may be increasingly volatile. In addition, such a limited portfolio may be more difficult to accurately value due to the illiquidity of underlying investments.

●	As stated in the Prospectus, the Fund will repurchase your shares of beneficial interest (“Shares”) at their net asset value (that is, the value of the Fund’s assets minus its liabilities, multiplied by the proportionate interest in the Fund of all of your Shares). This offer (the “Offer”) will remain open until 5:00 p.m., Eastern Time, on March 28, 2019 unless the Offer is extended (the “Expiration Date”). The net asset value will be calculated for this purpose on March 31, 2019 (the “Repurchase Valuation Date”). The Fund reserves the right to adjust the Repurchase Valuation Date to correspond with any extension of the Offer.

●	You may only tender all of your Shares.

●	If a Shareholder’s tender is accepted, the Fund will generally pay the value of the Shares repurchased promptly after the Repurchase Valuation Date. The amount that a Shareholder may expect to receive on the repurchase of the Shareholder’s Shares will be the value of those Shares determined on the Repurchase Valuation Date based on the net asset value of the Fund’s assets as of the Repurchase Valuation Date.

●	Payments will generally be made in cash equal to the value of the Shares repurchased.

●	If we accept the tender of all of your Shares, we will pay the proceeds from cash on hand.

●	Following this Summary Term Sheet is a formal notice of the Offer to Repurchase your Shares. If you desire to tender Shares for repurchase, you must do so by 5:00 p.m., Eastern Time, on the Notice Date (or if applicable, the Notice Date as extended). Until that time, you have the right to change your mind and withdraw any tenders of your Shares.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

●	If you would like the Fund to repurchase all of your Shares, you should complete, sign, and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to the Fund at the following address:

Regular Mail:

Steben Select Multi-Strategy Master Fund

c/o U.S. Bancorp Fund Services, LLC

P.O. Box 701

Milwaukee, WI 53201-0701

Overnight Mail:

Steben Select Multi-Strategy Master Fund

c/o U.S. Bancorp Fund Services, LLC

615 E. Michigan Street, 3rd Floor

Milwaukee, WI 53202

or (ii) fax it to the Fund at 877.522.1249, so that it is received before 5:00 p.m., Eastern Time, on the Notice Date (or if applicable, the Notice Date as extended). See Section 5.

●	If you would like to obtain the estimated net asset value of your Shares, you may contact one of our dedicated account representatives at 800.726.3400 or at the address listed on the cover page to this Offer to Repurchase, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time. See Section 4.

●	Please note that just as you have the right to withdraw the tender of your Shares, we have the right to cancel, amend or postpone this Offer at any time before 5:00 pm, Eastern Standard Time, on March 29, 2019. Also realize that although the Offer expires on March 29, 2019, you will remain a Shareholder of the Fund with respect to the Shares you tendered that are accepted for purchase by the Fund through the Repurchase Valuation Date.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Fund’s Prospectus in liquidation of the Fund.

THE BOARD OF TRUSTEES HAS APPROVED THE LIQUIDATION AND DISSOLUTION OF THE FUND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PLAN. THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. FOLLOWING THE REPURCHASE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE SHARES. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares. Shareholders that retain their Shares may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification, as well as total illiquidity until final liquidation.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

The Fund’s privately offered feeder fund, as an investor in the Fund, does not intend to participate in the repurchase offer, and is expected to hold an investment in the Fund until the final liquidation of the Fund’s assets.

Shares that are tendered to the Fund in connection with this Offer will be retired. The Fund will not accept subscriptions for additional Shares.

3.	OFFER TO REPURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, repurchase Shares that are tendered by Shareholders and not withdrawn (in accordance with Section 6 below) prior to the Expiration Date, in an amount up to the full net asset value of the Fund, as of March 31, 2019. As of January 31, 2019, the full net asset value of the Fund was $10.45. That value will likely change when the Fund’s net asset value is calculated as of March 31, 2019 and accordingly, the final offer amount may be more or less than $10.45. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below.

The purchase price of a Share tendered will be its net asset value on the Repurchase Valuation Date, payable as set forth in Section 7. The Fund reserves the right to adjust the Repurchase Valuation Date to correspond with any extension of the Offer.

SHAREHOLDERS MAY OBTAIN MONTHLY NET ASSET VALUE INFORMATION, UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 6, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 9:00 A.M. TO 6:00 P.M., EASTERN STANDARD TIME.

4.	AMOUNT OF TENDER.

A Shareholder may only tender all or none of its Shares. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

The Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Shareholders wishing to tender Shares pursuant to this Offer to Repurchase should send or deliver by the Notice Date (or if applicable, the Notice Date as extended) a completed and executed Letter of Transmittal to the Fund, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to the Fund, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund, either by mail or by fax, no later than 5:00 p.m., Eastern Time, on the Notice Date (or if applicable, the Notice Date as extended).

The Fund recommends that all documents be submitted to the Fund by certified mail, return receipt requested or by facsimile transmission. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election, and complete risk, of the Shareholder tendering Shares, which may include without limitation the failure of the Fund to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

6.       WITHDRAWAL RIGHTS.

A tender of Shares may be withdrawn by a Shareholder at any time before 5:00 p.m., Eastern Time, on the Expiration Date (or if applicable, the Expiration Date as extended). Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) under the 1934 Act, if the Fund has not yet accepted a Shareholder’s tender of Shares on or before the Acceptance Date, a Shareholder will also have the right to withdraw its tender of its Shares after such date. To be effective, any notice of withdrawal must be timely received by the Fund at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.	REPURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted a Shareholder’s tender of tendered Shares as, if, and when it gives written notice to the tendering Shareholder of its acceptance of such Shareholder’s tender and repurchases such Shares. As stated in Section 3 above, the amount offered for the Shares tendered by Shareholders will be the net asset value thereof as of the Repurchase Valuation Date. The value of the Fund’s net assets is determined as of the close of the Fund’s business at the end of each month in accordance with procedures as may be determined from time to time in accordance with the valuation policies and procedures adopted by the Board of Trustees. The Fund will not pay interest on the purchase amount.

Payments will generally be made in cash equal to the value of the Shares repurchased. However, in the sole discretion of the Board, the proceeds of repurchases of Shares may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind.

The Fund will make payment for Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of securities and portfolio assets held by the Fund; and (c) possibly borrowings. The payment will generally be made within 35 days after the Repurchase Valuation Date.

Shares will be repurchased by the Fund pursuant to the Offer after the Management Fee (as such term is defined in the Fund’s Prospectus) to be paid to the Fund’s Adviser has been deducted from the Fund’s assets as of the end of the month in which the Offer occurs - i.e., the accrued Management Fee for the month in which Fund shares are to be repurchased pursuant to the Offer is deducted prior to effecting the relevant repurchase of Fund shares.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

None of the Fund, the Adviser or the Board of Trustees has determined at this time to borrow funds to repurchase Shares tendered in connection with the Offer. Depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, however, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the repurchase of Shares, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by new and existing Shareholders or from the proceeds of the sale of securities held by the Fund.

8.	CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. In the event that the Fund so elects to extend the tender period, the net asset value, and, hence, the repurchase amount, of the tendered Shares will be determined as of the close of business on the last business day of the month following the month in which the Offer expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Acceptance Date: (a) to cancel the Offer in the circumstances set out in the following paragraph, and, in the event of such cancellation, not to repurchase, or pay for, any Shares tendered pursuant to the Offer; (b) to amend the Offer; or (c) to postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Fund would not be able to liquidate portfolio securities in an orderly manner consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities, or suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States which is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund most recently calculated as of the Commencement Date, or (vii) other event or condition which would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were repurchased; or (c) the Board of Trustees determines that it is not in the best interest of the Fund to repurchase Shares pursuant to the Offer.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on June 24, 2013. The Fund’s principal office is located at 9711 Washingtonian Blvd., Suite 400, Gaithersburg, MD 20878 and its telephone number is 800.726.3400. Shares are not traded on any established trading market.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

ON MARCH 4, 2019 THE BOARD OF TRUSTEES APPROVED AND ADOPTED THE PLAN, PURSUANT TO WHICH THE FUND WILL LIQUIDATE AND DISSOLVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF. THE FUND MAY NOT BE ABLE IMMEDIATELY TO LIQUIDATE ALL OF ITS ASSETS AND DISTRIBUTE THE PROCEEDS TO SHAREHOLDERS BECAUSE CERTAIN OF THE INVESTMENTS OF THE FUND MAY BE SUBJECT TO LIQUIDITY RESTRICTIONS. ACCORDINGLY, THE FUND MAY BE REQUIRED TO HOLD CERTAIN OF ITS ASSETS FOR AN EXTENDED PERIOD, IN WHICH CASE THE LIQUIDATION OF THE FUND MAY CORRESPONDINGLY BE DELAYED. THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE SHAREHOLDERS WITH AN OPPORTUNITY TO HAVE THEIR SHARES REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. FOLLOWING THE REPURCHASE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE SHARES. SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND. ALTHOUGH THE ADVISER INTENDS TO LIQUIDATE

THE UNDERLYING INVESTMENTS OF THE FUND AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME. AS A RESULT, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (WHETHER POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE. IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE 1940 ACT AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS. ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER. ALTHOUGH THE FUND IS OFFERING TO PURCHASE SHARES IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, THE ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS IN THE FUND, AND THE ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN SHAREHOLDERS OF THE FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS. AS A RESULT, THE REMAINING SHAREHOLDER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each Shareholder is advised to consult its own tax adviser with respect to the specific, individual tax consequences of participation in the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Shareholder: (a) results in a “complete termination” of the Shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) either 15% or 20% for capital assets held for more than one year, depending on whether the individual’s income exceeds certain threshold amounts.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a “dividend” to the extent of such Shareholder’s allocable Share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable Share of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Shareholder’s adjusted basis in its Shares), and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable capital gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. In addition, if a tender of Shares is treated as a “dividend” to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Shareholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.

Foreign Shareholders. Any payments (including any constructive dividends) to a tendering Shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its Shares in connection with a trade or business conducted in the United States (a “Foreign Shareholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will generally be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. Certain Foreign Shareholder entities may also be subject to withholding tax at the rate of 30% under the Foreign Account Taxpayer Compliance Act (“FATCA”) unless they have provided the Fund with a duly completed W-8BEN-E (or other applicable type of W-8) certifying their compliance with or exemption from FATCA.

Backup Withholding. The Fund generally will be required to withhold tax at the rate of 24% (“backup withholding”) from any payment to a tendering Shareholder that is an individual (or certain other non-corporate persons) if the Shareholder fails to provide to the Fund its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign Shareholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8BEN (or other applicable type of W-8), signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder’s U.S. federal income tax liability.

Offer to Repurchase

Steben Select Multi-Strategy Master Fund

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. The Fund reserves the right, however, to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided that the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

Reference is made to the audited financial statements of the Fund as of March 31, 2018 and unaudited financial statements as of September 30, 2018, which were prepared by the Fund and filed with the Securities and Exchange Commission on Form N-CSR under the 1940 Act on June 8, 2018 and December 6, 2018, respectively. Such financial statements are incorporated herein by reference in their entirety. Copies of the Fund’s financial information may be found online at www.sec.gov or may be obtained free of charge by calling 800.726.3400.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission’s internet website, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 100 Fifth Street, N.E., Washington, D.C. 20549-0102.

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Offer to Repurchase

Steben Select Multi-Strategy Master Fund